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                                 Exhibit 10.15

                Contract Agreement No. SDW001 between the Company
                  and Science Applications International Corp.


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CONTRACT AGREEMENT
No. SDW001

Between

SIDEWARE SYSTEMS, INC.
Suite 102, 930 West 1st Street
North Vancouver, British Columbia
Canada V7P 3N4
and
208 Elden Street, Suite 200
Herndon, Virginia  20170

and

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
c/o Technology Applications Group
1710 Goodridge Drive, M/S: 2-4-6
McLean, VA 22102
This Agreement consists of:

-  Terms and Conditions
-  Appendix A - Statement of Work
-  Appendix B - Price Schedule

ACCEPTANCE:

SIDEWARE SYSTEMS, INC.             SCIENCE APPLICATIONS
                               INTERNATIONAL CORPORATION

  "signed"
------------------------
Signature                               Signature

    Grant Sutherland             Robert W. Larrick, Jr.
--------------------------
Name                                    Name

   Chairman                      Contracts Manager
----------------
Title                                   Title


Date                                    Date


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INTRODUCTION

This Contract Agreement, effective 25 October 1999, is made between SIDEWARE SYSTEMS, INC. (hereinafter known as "Sideware") and Science Applications International Corporation (hereinafter known as "SAIC") with principal offices located at 1710 Goodridge Drive, McLean, Virginia. The work will be performed on a Time and Material (T&M) Basis in accordance with Schedules A, the (Specific Terms and Conditions), Appendix A (Statement of Work), and Appendix B (Price Information).

SCHEDULE A

SPECIFIC TERMS AND CONDITIONS

1.   Type of Contract

This is a Time-and-Material type contract whereby SAIC will invoice Sideware at specified rates (Appendix B) for the individuals performing work pursuant to this contract. Expenses such as clerical/administrative labor, computer services, communications, postage and express mail, and normal reproduction
are included in the labor rates.   All other direct costs (ODC's), materials,
and travel not stated above as included in the labor rate, will be invoiced on an actual incurred basis with a twelve percent (12%) handling charge.

2.   Period of Performance

The terms and billing rates identified herein are based upon a performance period estimated at this time to be approximately twelve (12) months with an
anticipated start date of                    .  In order to begin the work
identified in Appendix A, SAIC will require the execution of this contract document.

3.   Services

Services will be performed on a "time and materials" basis as described in Paragraph 1. SAIC may, at its option, continue efforts until written notification terminating this Agreement is provided by either party to the other pursuant to Section 11 "Termination". SAIC shall be reimbursed for all Services performed and costs incurred prior to the effective date of termination in accordance with Section 11.

4.   Invoice and Payment Terms

The amount to be paid to SAIC for labor shall be computed by multiplying the applicable hourly billing rate set forth in Exhibit B by the number of direct hours performed. Fractional parts of an hour shall be payable on a prorated basis. The labor hour billing rates set forth in Exhibit B shall be effective through December 31, 2000, at which time such rates shall be subject to renegotiations.

Upon prior approval from the Sideware, SAIC may purchase materials for exclusive use in performing the Services. Sideware shall reimburse SAIC for all such materials purchased. These expenses shall be subject to the administrative charges provided in Appendix B.

SAIC shall provide an invoice to Sideware every four weeks or as set forth in Exhibit B for Services performed and expenses incurred by SAIC pursuant to this Agreement.

The invoices shall be sent to:

Sideware Systems, Inc.
Suite 102, 930 West 1st Street
North Vancouver, BC
Canada V7P 3N4


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Attn:  John Wedel

Invoiced amounts are immediately due and payable by either electronic funds transfer (EFT) or by mail to the following location(s):

If Sideware has EFT capabilities, use the following address:

Bank of America, San Francisco
Account Number:  14520-00006
Bank Routing Number:   121000358
     Telegraphic Abbreviation:   BNKAMER
     Reference:  Project and Invoice Numbers

All costs associated with the wire transfer of funds shall be borne by Sideware

If Sideware does not have EFT capabilities, use the following address:

Science Applications International Corporation
Drawer CS 198347
Atlanta, GA 30384-8347
Reference:  Project Number(s) and Invoice Numbers(s)

If Sideware fails to pay the total of such invoiced fees and costs within thirty (30) days of such invoice, interest compounded at the rate of one percent (1%) per month shall be charged on all amounts unpaid and outstanding. If Sideware fails to make any payment to SAIC as and when required hereunder, SAIC shall have the right, in addition to its other rights and remedies, to cease further performance of the Services hereunder.





5.   Administrative Points of Contact

The name and address of SAIC authorized representatives for purposes of negotiation and contract administration are as follows:

Negotiation for SAIC:

Primary: Robert W. Larrick, Jr.
               Contracts Manager
               1710 Goodridge Drive, M/S 2-4-6
               McLean, VA 22102  USA
               (703) 676-8163 - Telephone
               (703) 676-8434 - Facsimile

Alternate:     Christine A. Aaron
               Group Contracts Manager
               1710 Goodridge Drive, M/S 2-4-6
               McLean, VA 22102  USA
               (703) 676-4548  - Telephone
               (703) 676-8434  - Facsimile

Negotiation for Sideware Systems, Inc.


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Sideware Systems, Inc.
Suite 102, 930 West 1st Street
North Vancouver, BC
Canada V7P 3N4
Attn:  John Wedel
(604) 988-0440 - Telephone
(604) 980-7121 - Facsimile

6.   Resources to be Provided by Sideware

Sideware shall provide, maintain and make available to SAIC, at Sideware's expense and in a timely manner, the following resources, and such other additional resources, as SAIC may from time to time reasonably request in connection with SAIC's performance of the Services:

Qualified Sideware personnel or representatives who will be designated by Sideware to consult with SAIC on a regular basis in connection with the Services, as well as documentation or other information necessary to perform the Services.

Access to Sideware's premises and appropriate workspace for SAIC personnel at Sideware's premises as necessary for performance of those portions of the Services to be performed at Sideware's premises.

7.   Confidentiality

Information which is exchanged under or in connection with this contract may include proprietary information of the disclosing party. "Proprietary Information," for purposes of this contract, shall be any information, regardless of the media on which it appears or resides and whether in written or electronic form, that is clearly marked with the legend "Proprietary Information of Sideware Systems, Inc. " The legend can appear on the document, diskette, or screen display as the case may be. The receiving party shall not disclose any information so marked to others nor use it for any purpose other than the performance of this contract. The parties agree that the transfer of Proprietary Information from the disclosing party does not provide any ownership or license rights in such information to the receiving party. Immediately upon request, the receiving party must return to the disclosing party and Proprietary Information transferred. It is expressly understood by the parties that all information, data, data libraries, in-house code, and any other information resident on the computers (and their associated peripherals, network, and media) is the Proprietary Information of Sideware.

In the event proprietary information is orally disclosed, the substance of the oral disclosure should be reduced to writing or electronic form and clearly marked with the above legend within ten (10) days following disclosure. The receiving party shall handle and protect the disclosing party's Proprietary Information using the same care that is used for handling and protection of its own Proprietary Information.

Proprietary information shall not include, and this paragraph shall not apply to, information which:

a. was in the receiving party's possession or was known to the receiving party prior to the execution of this contract;

b.   is or becomes public knowledge without fault of the receiving party;

c. is acquired by the receiving party from a third party with good legal title thereto and without binder or secrecy;

d.   is independently developed by the receiving party;

e. is used or disclosed with the prior written approval of the disclosing party;

f. is disclosed pursuant to the requirement or request of the United States Government or other governmental agencies.

The obligations stated under this article shall survive the expiration of termination of this contract and extension thereof for a period of three (3) years.





Each party agrees not to make more copies than necessary for internal use of the proprietary information. All tangible forms and copies of the proprietary information, such as written documentation, delivered by either party to the other pursuant to this agreement shall be and remain the property of the issuing party, and all such tangible information shall be properly returned to said party or destroyed upon its written request. Any work papers, memoranda, or other writings prepared by the receiving party incorporating any or all of the information shall also be subject to the provisions of this contract.

8.   Work for Hire

This contract is a work-for-hire contract. All work product, draft and final deliverables (as identified within the Statement of Work), all work-in-process (including logs, draft reports, and records), and all products of the contract shall become at their creation, and at all times thereafter shall remain, the property of Sideware, and shall be designated as the proprietary information of Sideware pursuant to Section 7 herein. Sideware recognizes that the performance of SAIC hereunder will require the skills of SAIC. Therefore, regardless of ownership of any work, SAIC shall retain the non-exclusive, perpetual, royalty-free, paid-up license with the right to sublicense to use the algorithms, know-how, ideas, techniques, and concepts used or developed by it in the course of performance of this contract.

9.   Taxes

Sideware shall be solely responsible for the collection and payment of any and all sales, use, value added, excise, import, privilege or other similar taxes or payments in lieu thereof, including interest and penalties thereon, imposed by any authority, government or governmental agency arising out of or in connection with the performance of the Services by SAIC (other than those levied on SAIC's income), and Sideware shall make such withholdings and payments, and timely file any return or information required by treaty, law, rule or regulation.

10.  Personnel

Personnel will at all times be considered employees or agents of the party providing such personnel and will not for any purpose be considered employees or agents of the other party. Each party shall assume full responsibility for the actions or inactions of the personnel it provides, and shall be solely responsible for the supervision, direction, control, salaries, workers' compensation coverage, disability and other insurance, benefits, and all other obligations required by law relating to its personnel.

 11. Termination

Either party may terminate this Agreement for any reason at any time upon providing written notification to the other party. Termination under this paragraph will not affect payment obligations incurred under this Agreement for Services performed prior to the effective date of termination, and for any costs incurred, including without limitation commitments to purchase products or services from third parties which were entered into by SAIC in the course of performance hereunder prior to the effective date of termination. Such reimbursable costs may include, but are not limited to, cancellation fees, minimum consulting fees, and non-refundable charges or fees for third party products or services.

12.  Effect of Termination

Upon termination of this Agreement, each party shall promptly return to the other any and all personal property of the other held by such party; provided, that if, and so long as, any fees required to be paid by Sideware to SAIC have not been paid, then SAIC shall not be required to return to Sideware any personal property of Sideware held by SAIC, and SAIC shall have a lien on such property, to the extent of the amounts unpaid by Sideware.

13.  Warranties

SAIC warrants that the Services provided under this Agreement shall be performed with that degree of skill and judgment normally exercised by recognized professional firms performing services of the same or substantially similar nature. The exclusive remedy for any breach of the foregoing warranty shall be that SAIC, at its own expense, and in response to written notice of a warranty claim by Sideware within 60 days after performance of the Services at issue, shall, at its own option, either (1) re-perform the Services to conform to this standard; or (2) refund to Sideware amounts paid for non-conforming Services.

SAIC SPECIFICALLY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED STANDARDS, GUARRANTEES, OR WARRANTIES, IUNCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTIES THAT MAY ALLEGED TO ARISE AS A RESULT OF CUSTOM OR USAGE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT SAIC DISCLAIMS ANY WARRANTY, RESPONSIBILITY, OR LIABILITY FOR THE "YEAR 2000" COMPLIANCE OR FUNCTIONALITY OF THE SIDEWARE'S HARDWARE, SOFTWARE, FIRMWARE, OR COMPUTER SYSTEMS.






Sideware represents and warrants to SAIC that it has the right to use, disclose and disseminate the information, specifications and data that it has provided or will provide to SAIC in order for SAIC to perform the Services and to create the deliverables, if any, identified in Exhibit A. Sideware further represents and warrants that possession and use of that information, specifications and data by SAIC under the terms and conditions of this Agreement will not constitute an infringement upon any patent, copyright, trade secret, or other intellectual property right of any third party.

14.  Limitation of Liability

Sideware agrees that SAIC's total liability to Sideware and all liabilities arising out of or related to the work contemplated by this contract, from any cause or causes, and regardless of the legal theory, including breach of contract, warranty, negligence, strict liability, or statutory liability, shall not, in the aggregate, exceed the amounts paid to SAIC hereunder.

In no event shall either SAIC or Sideware be liable to the other for any special, indirect, incidental, consequential, or economic (including, but not limited to lost profits and lost business opportunity) damages, regardless of the legal theory under which such damages are sought, and even if the parties have been advised of the possibility of such damages.

Any claim by Sideware against SAIC related to this contract must be made in writing and presented to SAIC within six (6) months after the date on which SAIC completes performance of all services specified in this contract, including such services performed pursuant to Sections 15 and 16.

15.  Year 2000 Warranty I

SAIC warrants that the services performed under this Contract shall be performed with that degree of skill and judgement normally exercised by recognized professional firms performing services of a similar nature. Sideware's exclusive remedy for breach of this warranty is to have SAIC re-perform any services whose non-compliance with this warranty is made known by Sideware to SAIC in writing within sixty (60) days after Sideware's acceptance of the non-compliant services.

Except as provided in (a) above, SAIC disclaims any warranty, responsibility, or liability for the Year 2000 compliance or functionality of Sideware's hardware, software, firmware, or computer systems, and disclaims any warranty that any services provided will achieve Year 2000 compliance or functionality with Sideware's systems. The provisions of this Year 2000 Warranty shall take precedence over any inconsistent provisions elsewhere in this Contract including its exhibits and attachments.





16.  Year 2000 Warranty II

    SAIC warrants that each hardware, software, and firmware product delivered under this contract and listed below shall be able to accurately process dates and date-related data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it. If the contract requires that specific listed products must perform as a system in accordance with the foregoing warranty, then that warranty shall apply to those listed products as a system.

     Warranted Items:

     NONE

seq level0 \h \r0 seq level1 \h \r0 seq level2 \h \r0 seq level3 \h \r0 seq level4 \h \r0 seq level5 \h \r0 seq level6 \h \r0 seq level7 \h \r0 (b)
      SAIC shall repair or replace, at its option, any Warranted Item whose non-compliance is discovered and made known to SAIC in writing by Sideware within sixty (60) days after acceptance. Nothing in this warranty shall be construed to limit any rights or remedies Sideware may otherwise have under this Contract with respect to defects other than Year 2000 performance.

(c) As to any item of hardware, software, or firmware (if any) delivered by SAIC but not warranted above, SAIC shall, to the extent permitted by the manufacturer or licensor, pass through or assign to Sideware the manufacturer's or licensor's warranties, if any, given to SAIC, regarding Year 2000 compliance. SAIC itself provides no warranty, express or implied, regarding the Year 2000 performance of any third-party items unless specifically listed as a Warranted Item.

17.  Limitation of Dissemination of SAIC Commercial Work Product

SAIC and Sideware expressly exclude any and all third parties from the benefits of this Agreement. In the event that Sideware furnishes any SAIC work product to a person who is not a party to this Agreement, Sideware agrees to defend, indemnify, and hold harmless SAIC from and against all claims, damages, losses, costs and expenses (including reasonable attorney's fees) of actions brought by third parties, and arising out of or relating to such third party's use or distribution of, or reliance upon, SAIC's work product.





18.  Changed and Additional Work

Sideware may, at any time, during the term of the contract, order a change to the work being performed under this contract that is within the general scope
of this contract.   In the event SAIC determines that the change order will
affect the performance, delivery or price of the contract, SAIC will submit, within ten (10) calendar days of receipt of the change order, a proposal identifying the consequences of the change order, and the price thereof, on the contract terms and conditions. Following the acceptance of SAIC's proposal, the parties will modify the contract in writing prior to the SAIC beginning work on the change order. The cost of the change order will be included in the total estimated price identified in Appendix B.

In the event Sideware requests additional work under this contract, the above procedures will be used prior to the commencement of performance on the additional work. However, at its sole option, SAIC is not obligated to submit a proposal for, or perform, any additional work. Any costs for additional work are not included in the total estimated price in Appendix B and the total estimated price will be increased by the amount of the additional work.

This contract can only be modified by an instrument in writing signed by authorized representatives of Sideware and SAIC.

19.  Non-Waiver of Rights

The failure of either party to insist upon performance of any provision of this Agreement, or to exercise any right, remedy or option provided herein, shall neither be construed as a waiver of the right to assert any of the same or to rely on any such terms or conditions at any time thereafter, nor in any way affect the validity of this Agreement.

20.  Severability

If any covenant, condition, term, or provision contained in this Agreement is held or finally determined to be invalid, illegal, or unenforceable in any respect, in whole or in part, such covenant, condition, term, or provision shall be severed from this Agreement, and the remaining covenants, conditions, terms and provisions contained herein shall continue in force and effect, and shall in no way be affected, prejudiced or disturbed thereby.

21.  Conflicting Provisions


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This Agreement and all of the exhibits, schedules, and documents attached hereto are intended to be read and construed in harmony with each other, but in the event any provision in any attachment conflicts with any provision of this Agreement, then this Agreement shall be deemed to control, and such conflicting provision shall be deemed removed and replaced with the governing provision herein.




22.  Assignment

Neither party may sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld. Notwithstanding the foregoing, SAIC may without violation of this paragraph engage the services of independent contractors to assist in the performance of its duties hereunder.

23.  Governing Law

This Agreement shall be governed by and construed under the laws of the Commonwealth of Virginia without regard to those laws relating to conflict of laws.

24.  Interpretation

The captions and headings used in this Agreement are solely for the convenience of the parties, and the text of the Agreement shall govern in the event of any conflict or ambiguity. Each party has read and agreed to the specific language of this Agreement; therefore no conflict, ambiguity, or doubtful interpretation shall be construed against the drafter.

25.  Disputes

Sideware and SAIC agree to first enter into negotiations to resolve any controversy, claim or dispute ("dispute") arising under or relating to this Agreement. The parties agree to negotiate in good faith to reach a mutually agreeable resolution of such dispute within a reasonable period of time. If good faith negotiations are unsuccessful, Sideware and SAIC agree to resolve the dispute by binding and final arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitration shall take place in the County of Fairfax, State of Virginia. The arbitrator(s) shall be bound to follow the provisions of this Agreement in resolving the dispute, and may not award punitive damages. The decision of the arbitrator(s) shall be final and binding on the parties, and any award of the arbitrator(s) may be entered or enforced in any court of competent jurisdiction.

26.  Force Majeure

Neither party shall be liable for any failure of or delay in performance of its obligations under this Agreement to the extent such failure or delay is due to circumstances beyond its reasonable control, including, without limitation, acts of God, acts of a public enemy, fires, floods, wars, civil disturbances, sabotage, accidents, insurrections, blockades, embargoes, storms, explosions, labor disputes (whether or not the employees' demands are reasonable and within the party's power to satisfy), acts of any governmental body, failure or delay of third parties or governmental bodies from whom a party is obtaining or must obtain approvals, authorizations, licenses, franchises or permits, or inability to obtain labor, materials, equipment, or transportation (collectively referred to herein as "Force Majeure"). Each party shall use its reasonable efforts to minimize the duration and consequences of any failure of or delay in performance resulting from a Force Majeure event.

27.  Multiple Copies or Counterparts of Agreement


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The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original.

28.  Notices

All notices or other written communication required or permitted to be given under any provision of this Agreement shall be deemed to have been given by the notifying party if mailed by certified mail, return receipt requested, to the receiving party addressed to its or his mailing address set forth in the first paragraph of this Agreement, or such other address as the parties may designate in writing to the other parties. Additionally, notices sent by any other means (i.e., facsimile, overnight delivery, courier, etc.) may be acceptable subject to written confirmation of both the transmission and receipt of the notice.

29.  Relationship of Parties

SAIC is an independent contractor in all respects with regard to this Agreement.

Nothing contained in this Agreement shall: (1) authorize or empower either party to act as partner or agent of the other party in any manner; (2) authorize, or empower or deem one party to assume or create any obligation or responsibility whatsoever, express or implied, on behalf of or in the name of any other party; or (3) authorize, empower or deem a party to bind any other party in any manner or make any representation, warranty, covenant, agreement, or commitment on behalf of any other party.

30.  Third Party Beneficiaries

This Agreement does not create, and shall not be construed as creating, any rights or interests enforceable by any person not a party to this Agreement.

31.  Waiver or Modification

This Agreement may be modified, or part or parts hereof waived, only by an instrument in writing specifically referencing this Agreement and signed by an authorized representative of the party against whom enforcement of the purported modification or waiver is sought.

32.  Entire Agreement

This Agreement, including Exhibits A and B, which are hereby incorporated by reference, constitutes the entire agreement and understanding between the parties and supersedes and replaces any and all prior or contemporaneous proposals, agreements, understandings, commitments or representations of any kind, whether written or oral, relating to the subject matter hereof or the Services to be performed hereunder.


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APPENDIX  A

STATEMENT OF WORK


SAIC and Sideware will work together to create a computer telephony integration solution for Sideware's software product, Dr. Bean. This will improve and enhance Dr. Bean to respond to the requirements of the evolving marketplace. SAIC will provide telephony engineering expertise and project management support.

Sideware requires that the software product, Dr. Bean, have the capability to route calls to a telephone sitting next to a specific Sideware Service Representative (CSR). Dr. Bean will have the capability to handle telephony
and computer requests simultaneously.   The accounting information for the
routed call must be integrated into the current Dr. Bean accounting system.

SAIC will handle all Project Management and telephony requirements. Sideware will provide all JAVA expertise. SAIC and Sideware will work jointly on this project.